[LETTERHEAD OF LIONEL SAWYER & COLLINS]

                                February 3, 2005

Inyx, Inc.
825 Third Avenue, 40th Floor
New York, New York 10022

      Re: Form SB-2 Registration Statement relating to the registration of 19,165,088 shares of common stock, $.001 par value of Inyx, Inc. for resale

Ladies and Gentlemen:

      We have acted as special Nevada counsel to Inyx, Inc., a Nevada corporation (the "Company") in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on form SB-2 with the Securities and Exchange Commission (the "Registration Statement") covering an aggregate of 19,165,088 shares of common stock of the Company, par value $.001 per share (the "Shares"), consisting of 9,190,901 shares of common stock which have been previously issued by the Company (the "Issued Shares") and 9,974,187 shares of common stock issuable upon exercise of the Stock Purchase Warrants, as hereinafter defined (the "Warrant Shares") which will be offered by selling shareholders.

      In rendering this opinion we have examined the following:

      1.    The Registration Statement.

      2. The Articles of Incorporation of the Company, as certified by an officer of the Company as of the date hereof.

      3. The By-laws of the Company, as certified by an officer of the Company as of the date hereof.

      4. Resolutions of the Board of Directors of the Company, as certified by an officer of the Company as of the date hereof.

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      5.    The form of warrant agreement issued by the Company in connection with the Warrant Shares (the "Stock Purchase Warrants").

      We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the foregoing. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and we have conducted such other investigations of fact or law as we have deemed necessary or advisable for purposes of this opinion.

      We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

      Based upon the foregoing, and subject to the exceptions, exclusions, limitations and caveats set forth herein it is our opinion that:

      1. The Issued Shares have been validly issued by the Company and are fully paid and nonassessable.

      2. The Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Stock Purchase Warrants, will be validly issued by the Company and fully paid and nonassessable.

      The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration and resales of the Shares as described in the Registration Statement and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                Very truly yours,


                                                /s/ Lionel Sawyer & Collins

                                                Lionel Sawyer & Collins